EXHIBIT 99.3

                 INTERSTAR SECURITISATION MANAGEMENT PTY LIMITED
                       OFFICER'S CERTIFICATE OF COMPLIANCE


The undersigned officer of Interstar Securitisation Management Pty Limited, a company organized under the laws of Victoria, Australia ("ISM"), hereby certifies on behalf of ISM and on his own behalf for purposes of the Interstar Millennium Series 2003-5G Trust Class A2 and Class B1 Mortgage Backed Floating Rate Notes (the "Notes"), as follows:

1.   I am a duly appointed, qualified and acting Officer of ISM,

2. I am duly authorized to execute and deliver this Officer's Certificate on behalf of ISM; and

3. To the best of my knowledge, the Issuer Trustee has complied with all conditions and covenants under the Transaction Documents, for the Interstar Millennium Series 2003-5G issue of Notes for the period between January 1, 2004 and the end of the Trust's fiscal year on December 31,

Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Note Trust Deed related to the above-referenced issue of Notes.

IN WITNESS WHEREOF, I have signed my name as of March 24, 2005.



 /s/ Sam Kyriacou
---------------------------------
Name:    Sam Kyriacou
Title:   Director, Interstar Securitisation
         Management Pty Limited